Exhibit 99.1

Sun Hydraulics Finishes 2008 with Sales up 7% and Net Income up 16%,

Announces Shared Distribution Based on 2008 Performance

SARASOTA, FLA, March 2, 2009 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the year and fourth quarter 2008 as follows:

(Dollars in millions except net income per share)
	December 27, 2008	December 29, 2007	Increase/ Decrease
Twelve Months Ended
Net Sales	$178.3	$167.4	7%
Net Income	$25.7	$22.1	16%
Net Income per share:
Basic	$1.55	$1.35	15%
Diluted	$1.55	$1.34	16%

Three Months Ended
Net Sales	$32.9	$41.3	-20%
Net Income	$2.5	$5.1	-51%
Net Income per share:
Basic	$0.15	$0.31	-52%
Diluted	$0.15	$0.31	-52%

Sun Hydraulics reported significant sales and earnings growth for the first nine months of 2008, leading the way to record sales and earnings. Despite a drastic slowdown in the last three months of the year, 2008 sales were up 7% compared to 2007 and net income was up 16%.

Commenting on the year, Allen Carlson, Sun Hydraulics’ president and CEO, said, “Everyone at Sun continues to work hard to exceed our customers’ expectations. In 2008, we introduced new products and maintained our industry-leading delivery performance. We are extremely proud of our accomplishments.”

Regarding the deteriorating conditions in the fourth quarter, Carlson said, “Business began rapidly slowing in October. Because our book-to-ship cycle is so short, about four weeks, we began to feel the slowdown immediately, and that is reflected in our fourth quarter results.”

Carlson, in explaining that this is not the first time the Company has experienced a downturn, said, “We will not stop investing for the future, but will be mindful of the tough economic times. Our focus remains on developing new products and enhancing productivity. We have the resources to do what we believe is necessary to take the next step in our growth.”

Shared Distribution

The Company’s Board of Directors voted to again provide a shared distribution to Sun employees and shareholders. Totaling approximately $4.5 million, the distribution provides a special $0.09 per share dividend to shareholders and a 9% contribution to Sun’s employee retirement accounts. The dividend is payable on March 31, 2009, to shareholder’s of record as of March 15, 2009.

“When we announced the concept of a shared distribution last spring, we said we would consider it on an annual basis,” commented Ferdinand Megerlin, Sun Hydraulics’ Chairman of the Board. “Given our performance in 2008, we felt it was appropriate to reward our employees for their diligent work and our shareholders for their support.”

The employee portion of the shared distribution reduced EPS for the fourth quarter and for the year by $0.06 per share.

Outlook

The slowdown in business activity that began in October continued in the first two months of 2009. During this slowdown Sun has taken actions to reduce discretionary expenses while continuing to invest in people, processes, equipment, and product development. Sun’s 2009 first quarter sales are expected to be approximately $25 million with net income near breakeven. As in past business cycles, Sun’s investments at the bottom of the cycle directly translate into new business and increased market share as the economy recovers and that recovery in the business cycle often happens unannounced and at a rapid pace.

Webcast

Sun Hydraulics Corporation will broadcast its 2008 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, March 3, 2009. To listen to the webcast, go to http://investor.sunhydraulics.com/eventdetail.cfm?EventID=64991.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-397-0250. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues.

Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 27, 2008, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2008. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three Months Ended
	December 27, 2008	December 29, 2007
Net sales	$32,936	$41,289

Cost of sales	24,726	27,943

Gross profit	8,210	13,346

Selling, engineering and administrative expenses	5,536	5,282

Operating income	2,674	8,064

Interest income, net	(293)	(129)
Foreign currency transaction gain, net	(309)	(44)
Miscellaneous expense, net	122	39

Income before income taxes	3,154	8,198

Income tax provision	674	3,071

Net income	$2,480	$5,127

Basic net income per common share	$0.15	$0.31

Weighted average basic shares outstanding	16,647	16,485

Diluted net income per common share	$0.15	$0.31

Weighted average diluted shares outstanding	16,675	16,530

Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Twelve Months Ended
	December 27, 2008	December 29, 2007
Net sales	$178,278	$167,374

Cost of sales	119,161	112,524

Gross profit	59,117	54,850

Selling, engineering and administrative expenses	22,740	21,215

Operating income	36,377	33,635

Interest income, net	(793)	(411)
Foreign currency transaction gain, net	(467)	(42)
Miscellaneous income, net	(92)	(283)

Income before income taxes	37,729	34,371

Income tax provision	11,994	12,240

Net income	$25,735	$22,131

Basic net income per common share	$1.55	$1.35

Weighted average basic shares outstanding	16,603	16,437

Diluted net income per common share	$1.55	$1.34

Weighted average diluted shares outstanding	16,634	16,498

Dividends declared per share	$0.450	$0.337

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 27, 2008	December 29, 2007
Assets
Current assets:
Cash and cash equivalents	$35,176	$19,191
Restricted cash	127	146
Accounts receivable, net of allowance for doubtful accounts of $92 and $215	12,502	17,029
Inventories	9,960	11,421
Income taxes receivable	1,353	—
Deferred income taxes	259	301
Other current assets	1,290	1,210

Total current assets	60,667	49,298

Property, plant and equipment, net	57,726	56,999
Other assets	3,992	4,483

Total assets	$122,385	$110,780

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,258	$5,668
Accrued expenses and other liabilities	5,546	4,857
Long-term debt due within one year	147	417
Dividends payable	1,499	1,484
Income taxes payable	—	674

Total current liabilities	10,450	13,100

Long-term debt due after one year	125	284
Deferred income taxes	4,871	5,108
Other liabilities	383	406

Total liabilities	15,829	18,898

Shareholders’ equity:
Common stock	17	16
Capital in excess of par value	38,042	34,390
Retained earnings	70,099	51,844
Accumulated other comprehensive income	(1,602)	5,632

Total shareholders’ equity	106,556	91,882

Total liabilities and shareholders’ equity	$122,385	$110,780

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Twelve Months Ended
	December 27, 2008	December 29, 2007
Cash flows from operating activities:
Net income	$25,735	$22,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,096	6,341
(Gain) loss on disposal of assets	138	(74)
Stock-based compensation expense	896	735
Stock options income tax benefit	(55)	(748)
Allowance for doubtful accounts	(123)	75
Provision for slow moving inventory	102	251
Provision for deferred income taxes	(195)	575
(Increase) decrease in:
Accounts receivable	4,650	(3,187)
Inventories	1,359	(1,286)
Income taxes receivable	(1,353)	—
Other current assets	(80)	(224)
Other assets, net	465	(310)
Increase (decrease) in:
Accounts payable	(2,410)	856
Accrued expenses and other liabilities	2,944	2,184
Income taxes payable	(619)	814
Other liabilities	(23)	108

Net cash from operating activities	38,527	28,241

Cash flows used in investing activities:
Investment in High Country Tek, Inc.	—	(2,375)
Capital expenditures	(10,874)	(12,591)
Proceeds from dispositions of equipment	99	192

Net cash used in investing activities	(10,775)	(14,774)

Cash flows used in financing activities:
Repayment of debt	(416)	(371)
Proceeds from exercise of stock options	87	287
Stock options income tax benefit	55	748
Proceeds from stock issued	359	272
Dividends to shareholders	(7,465)	(5,167)

Net cash used in financing activities	(7,380)	(4,231)

Effect of exchange rate changes on cash and cash equivalents	(4,406)	604

Net (decrease) increase in restricted cash	(19)	28
Net increase in cash and cash equivalents	15,985	9,812

Cash and cash equivalents, beginning of period	19,337	9,497

Cash and cash equivalents, end of period	$35,303	$19,337

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$31	$51
Income taxes	$14,216	$11,599
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$2,255	$1,386

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended December 27, 2008
Sales to unaffiliated customers	$22,345	$1,782	$4,789	$4,020	$—	$32,936
Intercompany sales	4,552	—	53	472	(5,077)	—
Operating income	1,752	(183)	834	371	(100)	2,674
Depreciation and amortization	1,389	27	129	254	—	1,799
Capital expenditures	1,412	3	9	220	—	1,644

Three Months Ended December 29, 2007
Sales to unaffiliated customers	$25,142	$4,671	$5,434	$6,042	$—	$41,289
Intercompany sales	6,629	—	27	478	(7,134)	—
Operating income	5,641	345	1,351	676	51	8,064
Depreciation and amortization	1,167	49	153	316	—	1,685
Capital expenditures	1,664	20	73	1,386	—	3,143

Twelve Months Ended December 27, 2008
Sales to unaffiliated customers	$111,180	$17,455	$27,356	$22,287	$—	$178,278
Intercompany sales	28,656	—	245	2,282	(31,183)	—
Operating income	24,531	1,148	7,693	3,231	(226)	36,377
Depreciation and amortization	5,139	151	572	1,234		7,096
Capital expenditures	9,904	39	298	633		10,874

Twelve Months Ended December 29, 2007
Sales to unaffiliated customers	$99,516	$20,567	$24,164	$23,127	$—	$167,374
Intercompany sales	30,344	—	142	2,621	(33,107)	—
Operating income	22,408	2,103	5,955	3,205	(36)	33,635
Depreciation and amortization	4,488	178	556	1,119		6,341
Capital expenditures	9,339	284	125	2,843		12,591